Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

March 4, 2025

Spectral AI, Inc.

2515 McKinney Avenue, Suite 1000

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as special counsel to Spectral AI, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of (a) 920,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), (b) 725,000 pre-funded warrants to purchase Common Stock at an exercise price equal to $0.01 share of Common Stock (the “Pre-Funded Warrants”), and (c) the shares of Common Stock underlying the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”), pursuant to that certain Purchase Notice dated November 15, 2024 (the “Purchase Notice”), delivered in accordance with that certain Securities Purchase Agreement dated November 18, 2024, by and between the Company and a certain investor party thereto (together with the Purchase Notice, the “Securities Purchase Agreement”).

The Shares and Pre-Funded Warrant Shares were offered and sold pursuant to the Company’s shelf-registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”) filed with the Securities and Exchange Commission (the “Commission”) on October 16, 2024 (Registration No. 333-282681) (the “Registration Statement”), a base prospectus dated October 31, 2024 (the “Base Prospectus”) and the prospectus supplement dated November 18, 2024, filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of (a) the Registration Statement, (b) the Prospectus, (c) an executed copy of the Securities Purchase Agreement, (d) the certificate of incorporation and bylaws of the Company, as amended through the date hereof, and (e) certain resolutions of the board of directors of the Company or committees thereof. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable as a basis for the opinion set forth below.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company and public officials. We have also assumed, with respect to the issuance of the Shares, the amount of valid consideration paid in respect of such Shares will equal or exceed the par value of such Shares. We have not independently established the validity of the foregoing assumptions.

This opinion letter is limited to the federal laws of the United States of America, the laws of the State of New York and the Delaware General Corporation Law. We express no opinion, and make no statement, as to the laws, rules, or regulations of any other jurisdiction or as to the municipal laws or the laws, rules, or regulations of any local agencies or governmental authorities of or within the State of Delaware and New York, or as to any matters arising thereunder or relating thereto. We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue-sky laws of the various states to sales of the Shares.

Spectral AI, Inc.

March 4, 2025

Based on, and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

(i)	the Shares were duly authorized and, when issued and delivered by the Company pursuant to the provisions of the Securities Purchase Agreement against payment of the requisite consideration therefor, will be validly issued, fully paid, and non-assessable; and

(ii)	the Pre-Funded Warrant Shares were duly authorized, and if issued upon exercise of the Pre-Funded Warrants, against payment therefor in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid, and non-assessable.

The opinions set forth herein are given as of the date hereof, and we undertake no obligation to update or supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstances that changes or may change our opinion set forth herein after the date hereof or for any other reason. We express no opinion, and make no statement, as to the applicability of any rights or obligations provided in the Securities Purchase Agreement in future transactions.

We consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated March 4, 2025. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Reed Smith LLP
REED SMITH LLP